EXHIBIT 10.1

MAXAR TECHNOLOGIES INC.

2019 INCENTIVE AWARD PLAN

PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

Maxar Technologies Inc., a Delaware corporation, (the “Company”), pursuant to its 2019 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (the “Participant”), an award of performance stock units (“Performance Stock Units” or “PSUs”).  Each vested Performance Stock Unit represents the right to receive, in accordance with the Performance Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”), a number of shares of Common Stock  (each, a “Share”) based on the Company’s achievement of certain performance goals.  This award of Performance Stock Units is subject to all of the terms and conditions set forth herein and in the Agreement and the Plan, each of which are incorporated herein by reference.  Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Performance Stock Unit Award Grant Notice (the “Grant Notice”) and the Agreement.

Participant:	[__________________________]
Grant Date:	[__________________________]
Target Number of PSUs:	[_____________]
Maximum Number of PSUs:	[_____________]
Vesting Schedule:	The PSUs shall vest as provided in Exhibit B.
Termination of PSUs:

Except as set forth in the Agreement, if the Participant experiences a Termination of Service, all PSUs that have not become vested on or prior to the date of such Termination of Service will thereupon be automatically forfeited by the Participant without payment of any consideration therefor.  In addition, in the event that the TSR Achievement Factor and/or the Overall ACL Achievement Factor (each, as defined in Exhibit B) as of the Determination Date (as defined in Exhibit B) is zero, the PSUs eligible to vest based on the applicable Achievement Factor (as defined in Exhibit B) will thereupon be automatically forfeited by the Participant without payment of any consideration therefor.

By his or her signature and the Company’s signature below, the Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice.  The Participant has reviewed the Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement and the Plan.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement.  In addition, by signing below, the Participant also agrees that the Company, in its sole discretion, may satisfy any withholding obligations in accordance with Section 2.6(b) of the Agreement by (i) withholding shares of Common Stock otherwise issuable to the Participant upon vesting of the PSUs, (ii) instructing a broker on the Participant’s behalf to sell shares of Common Stock otherwise issuable to the Participant upon vesting of the PSUs and submit the proceeds of such sale to the Company, or (iii) using any other method permitted by Section 2.6(b) of the Agreement or the Plan.

MAXAR TECHNOLOGIES INC.:	PARTICIPANT:
By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A

TO PERFORMANCE STOCK UNIT AWARD GRANT NOTICE

PERFORMANCE STOCK UNIT AWARD AGREEMENT

Pursuant to the Performance Stock Unit Award Grant Notice (the “Grant Notice”) to which this Performance Stock Unit Award Agreement (this “Agreement”) is attached, Maxar Technologies Inc., a Delaware corporation (the “Company”), has granted to the Participant the number of performance stock units (“Performance Stock Units” or “PSUs”) set forth in the Grant Notice under the Company’s 2019 Incentive Award Plan, as amended from time to time (the “Plan”).  Each Performance Stock Unit represents the right to receive a number of shares of Common Stock (each, a “Share”) based on the Company’s achievement of certain performance goals.  Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and Grant Notice.

ARTICLE I.

GENERAL

1.1Incorporation of Terms of Plan.  The PSUs are subject to the terms and conditions of the Plan, which are incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.

GRANT OF PERFORMANCE STOCK UNITS

2.1Grant of PSUs.  Pursuant to the Grant Notice and upon the terms and conditions set forth in the Plan and this Agreement, effective as of the Grant Date set forth in the Grant Notice, the Company hereby grants to the Participant an award of PSUs under the Plan in consideration of the Participant’s past and/or continued employment with or service to the Company or any Subsidiaries and for other good and valuable consideration.

2.2Unsecured Obligation to PSUs.  Each PSU constitutes the right to receive a number of Shares upon vesting, as determined in accordance with Section 2.3 and 2.6 below.  Unless and until the PSUs have vested in the manner set forth in Article 2 hereof, the Participant will have no right to receive Common Stock under any such PSUs.  Prior to actual payment of any vested PSUs, such PSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

2.3Vesting Schedule; Change in Control.

(a)Subject to Section 2.5 hereof, the PSUs shall vest and become nonforfeitable with respect to the applicable portion thereof in accordance with Exhibit B to the Grant Notice and this Section 2.3.

(b)Notwithstanding Section 2.3(a), if a Change in Control occurs and at least one of the two circumstances described in clauses (i) and (ii) below occurs (the date of either such event, the “Early Measurement Date”), then such number of PSUs will become immediately vested and earned on such Early Measurement Date as is determined in this Section 2.3(b).  For purposes of this Agreement, an Early Measurement Date will occur on the earlier to occur of:

(i)upon a Change in Control, the surviving corporation or successor fails to continue or assume the obligations with respect to the PSUs or fails to provide for the conversion or replacement of the PSUs with an equivalent award; or

(ii)in the event that the PSUs are continued, assumed, converted or replaced as contemplated in Section 2.3(b)(i), during the one-year period following the effective date of a Change in Control, the Participant incurs a Termination of Service without Cause or for Good Reason.

In the event of the occurrence of an Early Measurement Date, such number of PSUs shall vest on such Early Measurement Date as is equal to the greater of: (i) such number of PSUs as would vest based on the TSR Achievement Factor and the Overall ACL Achievement Factor as determined as of the Early Measurement Date in accordance with Exhibit B; or (ii) a prorated number of the Target Number of PSUs set forth in the Grant Notice based on (A) the number of days elapsed in the period commencing January 1, 2021 through the Early Measurement Date, divided by (B) 1,095.

(c)For purposes of Section 2.3, the obligations with respect to the PSUs will be considered to have been converted or replaced with an equivalent award by the surviving corporation or successor (or an affiliate thereof), if each of the following conditions are met, which determination will be made solely in the discretionary judgment of the Administrator (as constituted immediately prior to the Change in Control), which determination may be made in advance of the effective date of a particular Change in Control:

(i)the converted or replaced award preserves the existing value of the PSUs being replaced, and contains provisions for scheduled vesting and treatment on Termination of Service (including the definition of Cause and Good Reason) that are no less favorable to the Participant than the PSUs being replaced; and

(ii)the security represented by the converted or replaced award is of a class that is publicly held and widely traded on an established U.S. national stock exchange unless otherwise determined by the Administrator.

2.4Consideration to the Company.  In consideration of the grant of the award of PSUs pursuant hereto, the Participant agrees to render faithful and efficient services to the Company or any Subsidiary.

2.5Forfeiture, Termination and Cancellation upon Termination of Service.  Subject to Section 2.3(b), upon the Participant’s Termination of Service for any or no reason, all Performance Stock Units which have not vested prior to or in connection with such Termination of Service shall thereupon automatically be forfeited, terminated and cancelled as of the applicable termination date without payment of any consideration by the Company, and the Participant, or the Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder.  Further, notwithstanding anything herein to the contrary, in the event that the TSR Achievement Factor and/or the Overall ACL Achievement Factor as of the Determination Date is zero, the PSUs eligible to vest based on the applicable Achievement Factor will thereupon be automatically forfeited by the Participant without payment of any consideration therefor, and the Participant, or the Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder. No portion of the PSUs which has not become vested as of the date on which the Participant incurs a Termination of Service shall thereafter become vested.

2.6Settlement upon Vesting.

(a)As soon as administratively practicable following the vesting of any Performance Stock Units pursuant to Section 2.3 hereof, but in no event later than March 15 of the calendar year following the Measurement Date (as defined in Exhibit B) (for the avoidance of doubt, this deadline is intended to comply with the “short term deferral” exemption from Section 409A of the Code), the Company shall deliver to the Participant (or any transferee permitted under Section 3.2 hereof) a number of Shares equal to the number of vested PSUs as determined in accordance with Exhibit B.  Notwithstanding the foregoing, in the event Shares cannot be issued pursuant to Section 10.4 of the Plan, the Shares shall be issued pursuant to the preceding sentence as soon as administratively practicable after the Administrator determines that Shares can again be issued in accordance with such Section.

(b)As set forth in Section 10.2 of the Plan, the Company shall have the authority and the right to deduct or withhold, or to require the Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the Performance Stock Units.  The Company shall not be obligated to deliver any Shares to the Participant or the Participant’s legal representative unless and until the Participant or the Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of the Participant resulting from the grant or vesting of the Performance Stock Units or the issuance of Shares.

2.7Conditions to Delivery of Shares.  The Shares deliverable hereunder may be either previously authorized but unissued Shares, treasury Shares or issued Shares which have then been reacquired by the Company.  Such Shares shall be fully paid and nonassessable.  The Company shall not be required to issue Shares deliverable hereunder prior to fulfillment of the conditions set forth in Section 10.4 of the Plan.

2.8Rights as Stockholder.  The holder of the PSUs shall not be, nor have any of the rights or privileges of, a stockholder of the Company, including, without limitation, voting rights and rights to dividends, in respect of the PSUs and any Shares underlying the PSUs and deliverable hereunder unless and until such Shares shall have been issued by the Company and held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment shall be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12.2 of the Plan.

ARTICLE III.

OTHER PROVISIONS

3.1Administration.  The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules.  All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons.  No member of the Administrator or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the PSUs.

3.2PSUs Not Transferable.  The PSUs shall be subject to the restrictions on transferability set forth in Section 10.3 of the Plan.

3.3Tax Consultation.  The Participant understands that the Participant may suffer adverse tax consequences in connection with the PSUs granted pursuant to this Agreement (and the Shares issuable with respect thereto).  The Participant represents that the Participant has consulted with any tax consultants the Participant deems advisable in connection with the PSUs and the issuance of Shares with respect thereto and that the Participant is not relying on the Company for any tax advice.

3.4Binding Agreement. Subject to the limitation on the transferability of the PSUs contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.5Adjustments Upon Specified Events.  The Participant acknowledges that the PSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and Section 12.2 of the Plan.

3.6Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address reflected on the Company’s records.  By a notice given pursuant to this Section 3.6, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.7Participant’s Representations.  If the Shares issuable hereunder have not been registered under the Securities Act or any applicable state laws on an effective registration statement at the time of such issuance, the Participant shall, if required by the Company, concurrently with such issuance, make such written representations as are deemed necessary or appropriate by the Company and/or its counsel.

3.8Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.9Governing Law.  The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.10Conformity to Securities Laws.  The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any other Applicable Law.  Notwithstanding anything herein to the contrary, the Plan shall be administered, and the PSUs are granted, only in such a manner as to conform to Applicable Law.  To the extent permitted by Applicable Law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such Applicable Law.

3.11Amendment, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board; provided, however, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the PSUs in any material way without the prior written consent of the Participant.

3.12Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth in Section 3.2 hereof, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assigns.

3.13Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, then the Plan, the PSUs and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule.  To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.14Not a Contract of Service Relationship.  Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company or any of its Subsidiaries or interfere with or restrict in any way with the right of the Company or any of its Subsidiaries, which rights are hereby expressly reserved, to discharge or to terminate for any reason whatsoever, with or without cause, the services of the Participant’s at any time.

3.15Section 409A.  This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”).  However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

3.16Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  The Participant shall have only the rights of a general unsecured creditor of the Company and its Subsidiaries with respect to amounts credited and benefits payable, if any, with respect to the PSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to PSUs, as and when payable hereunder.

3.17Data Privacy.  Without limiting the generality of any other provision of this Agreement, Section 10.8 (“Data Privacy”) of the Plan is hereby expressly incorporated into this Agreement as if first set forth herein.

3.18Foreign Asset/Account Reporting Notification. The Participant understands that the Participant’s country may have certain exchange control and/or foreign asset/account reporting requirements which may affect the Participant’s ability to hold Shares received from the PSUs in a brokerage or bank account outside of the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable regulations, and the Participant should speak to the Participant’s personal advisor on this matter.

3.19Additional Acknowledgement.  The Participant acknowledges that for employment law purposes outside the United States, the PSUs and the income from and value of same, are not part of normal or expected compensation or salary for any purpose, including but not limited to for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar mandatory payments.

Exhibit B

PERFORMANCE GOALS

1.	Definitions.

“2023 Bonds” means the $1.0 billion in principal amount of 9.75% Senior Notes due 2023 that were issued in December 2019, with a balance outstanding of $850M as of December 31, 2020.

“Achievement Factor” means each of the TSR Achievement Factor and the Overall ACL Achievement Factor.

“ACL Performance Period” means each of ACL Performance Period 1, ACL Performance Period 2 and ACL Performance Period 3.

“ACL Performance Period 1” means the period commencing on January 1, 2021 and ending on December 31, 2021 (or, if earlier, the Early Measurement Date).

“ACL Performance Period 2” means the period commencing on January 1, 2022 and ending on December 31, 2022 (or, if earlier, the Early Measurement Date).

“ACL Performance Period 3” means the period commencing on January 1, 2023 and ending on December 31, 2023 (or, if earlier, the Early Measurement Date).

“Adjusted Cash Leverage” or “ACL” means the quotient obtained by dividing Gross Debt by Adjusted EBITDA.

“Adjusted EBITDA” means the Company’s earnings before interest, taxes, depreciation and amortization, excluding Non-Cash Deferred Revenue, impairment losses, inventory valuation adjustments, legal settlements/provisions, restructuring charges and restructuring-related retention arrangements, acquisition/disposition and integration related expenses, foreign exchange gains and losses, unusual gains and losses and stock compensation expenses (both cash and stock settled).

“Average Market Value,” means the average closing trading price of a company’s shares on the principal exchange on which such shares are then traded, during the 20 consecutive trading days ending on a specified date for which such closing trading price is reported by the applicable exchange or such other authoritative source as the Administrator may reasonably determine.

“Debt Covenants” means the financial covenants contained in Sections 10.2(11)(a) and 10.2(11)(b) of the Restated Credit Agreement by and among the Company, Royal Bank of Canada, and the Lenders named therein, dated as of October 5, 2017, and as amended from time to time, and Section 4.18 of the 2023 Bonds, as amended from time to time.

“Gross Debt” means, for each ACL Performance Period, gross combined long and short term debt, including finance leases, as reflected in the balance sheet of the Company and the notes thereto as of the last day of such ACL Performance Period, and as each of the foregoing terms is defined under generally accepted accounting principles consistently applied based on those principles as they existed at December 31, 2020.  For reference, at December 31, 2020 this included outstanding borrowings on the company’s revolving credit agreement, term loan B, finance leases, 2023 Bonds, and the 2027 Note of $150M,  aggregating $2,479 million.

“Index” means the Russell 2000 Index as constituted as of April 1, 2021. For purposes of this definition and calculating any company’s TSR for the TSR Performance Period, (i) the Company will be excluded from the Index, (ii) any company that is removed from the Russell 2000 Index due to a merger or acquisition during the TSR Performance Period will be removed from the Index, and (iii) any company that is in the Russell 2000 Index that files for bankruptcy protection during the TSR Performance Period will remain in the Index and be deemed to have the lowest TSR in the Index. In other circumstances where a company is removed from the Russell 2000 Index, the Committee shall reasonably determine whether it is suitable for the company to be excluded from the Index.

“Measurement Date” means the earlier of (a) December 31, 2023, or (b) the Early Measurement Date.

“Non-Cash Deferred Revenue” means, for each ACL Performance Period, the amount recorded to revenue for such ACL Performance Period for the recognition of previously deferred revenue and imputed interest under the Company’s Enhanced View Contract. For reference, the amount of deferred revenue recognized as revenue during the year ended as of December 31, 2020 was $80 million.

“Performance Period” means each ACL Performance Period  and the TSR Performance Period.

“Quarterly Period” means each of the following periods: January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December 31; provided, however, that in the event the Early Measurement Date occurs during a Quarterly Period, such Quarterly Period shall end on such Early Measurement Date for purposes of this Exhibit B.

“Quarterly TSR” means the total shareholder return of the Company (or of a company in the Index, as applicable), as measured by the change in the price of a Share (or the publicly traded securities of a company in the Index, as applicable) over a Quarterly Period (positive or negative), calculated based on the Average Market Value ending on the first day of a Quarterly Period as the beginning stock price, and the Average Market Value ending on the last day of such Quarterly Period as the ending stock price, and assuming dividends (if any) paid in respect of a Share (or the publicly traded securities of a company in the Index, as applicable) are reinvested on the ex-dividend date without consideration for withholding taxes.

“Relative TSR” means the Company’s TSR relative to the TSRs of the companies that comprise the Index, expressed as a percentile.

“TSR” means the average of all Quarterly TSRs for the Company (or for a company in the Index, as applicable) for the TSR Performance Period.

“TSR Performance Period” means April 1, 2021 through December 31, 2023 (or, if earlier, the Early Measurement Date).

2.

Performance Vesting.  On the Measurement Date, such number of PSUs shall vest on such date as is equal to the sum of (a) (i) the Target Number of PSUs, multiplied by (ii) 50%, multiplied by (iii) the TSR Achievement Factor for the TSR Performance Period, plus (b) (i) the Target Number of PSUs, multiplied by (ii) 50%, multiplied by (iii) the Overall ACL Achievement Factor, with the TSR Achievement Factor and the Overall ACL Achievement Factor to be determined in accordance with Section 3 below, provided the Participant has not experienced a Termination of Service prior to such date.

3.

Achievement Factors.  As soon as administratively practicable following the Measurement Date (but in no event later than 60 days thereafter), the Administrator shall determine the Relative TSR for the TSR Performance Period and Adjusted Cash Leverage for each ACL Performance Period and calculate the TSR Achievement Factor, the ACL Achievement Factor for each ACL Performance Period and the Overall ACL Achievement Factor (such date of determination, the “Determination Date”); provided, however, that if the Measurement Date is the date of a Change in Control, the Determination Date shall occur no later than the date of such Change in Control.  In determining the Adjusted Cash Leverage for any ACL Performance Period, the Administrator shall make adjustments in its sole discretion necessary to exclude the planned dilutive effects of any acquisitions (based upon the acquisition business case presented for approval to the Board) which close following the Grant Date or equity issuances following the Grant Date.

The “TSR Achievement Factor” means that factor determined under Table 1 below based on the Company’s Relative TSR for the TSR Performance Period.

The “ACL Achievement Factor” means that factor determined under Table 2 below based on the Company’s Adjusted Cash Leverage for each ACL Performance Period. In the event of the occurrence of an Early Measurement Date, the ACL Achievement Factor for any ACL Performance Period that, as of such date, has not yet started, shall be equal to the greater of (i) 1.0 or (ii) the ACL Achievement Factor for the ACL Performance Period then underway.

The “Overall ACL Achievement Factor” means the sum of (i) the ACL Achievement Factor for ACL Performance Period 1 multiplied by 25%, (ii) the ACL Achievement Factor for ACL Performance Period 2 multiplied by 25% and (iii) the ACL Achievement Factor for ACL Performance Period 3 multiplied by 50%. In no event will the Overall ACL Achievement Factor exceed 2.0.

If the Relative TSR or the Adjusted Cash Leverage achieved during a Performance Period is between two of the levels set forth in the applicable table below, the TSR Achievement Factor or the ACL Achievement Factor (as applicable) for such Performance Period shall be determined using linear interpolation.  For clarity, (i) in no event shall the TSR Achievement Factor or ACL Achievement Factor for any Performance Period exceed 2.0, and (ii) if the Relative TSR or Adjusted Cash Leverage performance for a Performance Period is below the Threshold level, the TSR Achievement Factor or ACL Achievement Factor (as applicable) for such Performance Period shall be 0.

Table 1

Performance Level	Relative TSR Percentile for TSR Performance Period	TSR Achievement Factor
Maximum	75th or above	2.0
Target	50th	1.0
Threshold	25th	0.5
Below Threshold	below 25th	0.0

Table 2

Performance Level	ACL for ACL Performance Periods			ACL Achievement Factor*
	ACL Performance Period 1	ACL Performance Period 2	ACL Performance Period 3
Maximum	4.6 or below	3.6 or below	2.6 or below	2.0
Target	5.6	4.6	3.6	1.0
Threshold	6.6	5.6	4.6	0.5
Below Threshold	above 6.6	above 5.6	above 4.6	0.0

* If the Board determines that the Company has violated its Debt Covenants at any time during an ACL Performance Period and the violation is not waived, the ACL Achievement Factor will equal 0.0 for such ACL Performance Period.